Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated March 21, 2013, with respect to the consolidated financial statements included in the Annual Report of Tumi Holdings, Inc. on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statement of Tumi Holdings, Inc. on Form S-8 (File 333-180869).

/s/ GRANT THORNTON LLP
New York, New York
March 21, 2013